Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Lorna Nagler
President and Chief Executive Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION APPOINTS RODNEY CARTER AS EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Minneapolis, MN, June 5, 2009 — Christopher & Banks Corporation (NYSE: CBK) today announced that Rodney Carter will be joining the Company on June 15, 2009 as Executive Vice President, Chief Financial Officer. In this role, he will be responsible for managing all of the Company’s financial and accounting areas. In addition, the Real Estate, IT, and Supply Chain & Logistics Departments will report to Mr. Carter.

Lorna Nagler, President and Chief Executive Officer, commented: “Rodney is an experienced public company chief financial officer, with a strong retail background and executive experience in IT, real estate and strategic planning, as well as finance. I am delighted to welcome Rodney to Christopher & Banks and look forward to his contributions as a key member of our leadership team as we position the Company for the future.”

Carter comes to the Company with more than 20 years of financial leadership experience. Most recently he was Executive Vice President, Chief Administrative Officer and Chief Financial Officer at Zales Corporation, where he was responsible for the finance, accounting, real estate and IT areas. He has an extensive retail background, having held the chief financial officer or other key financial positions at Zales Corporation, PETCO, CEC Entertainment and J.C. Penney Company or its subsidiaries. Carter holds a BA degree from Texas Tech University, an MIM degree from the American Graduate School of International Management (Thunderbird) and an MBA from Southern Methodist University.

Michael Lyftogt, who has been serving as the Interim Chief Financial Officer, will continue in his role as Vice President, Finance. “On behalf of the Company, we appreciate Mike serving as Interim Chief Financial Officer for the past seven months and thank him for all of his efforts,” indicated Ms. Nagler.

About Christopher & Banks Corporation

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of June 4, 2009, the Company operates 816 stores in 46 states consisting of 546 Christopher & Banks stores and 270 stores in their plus size clothing division CJ Banks. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

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